Exhibit 99.1

TOWER GROUP INTERNATIONAL ANNOUNCES SALE OF ITS 10.7% EQUITY

STAKE IN CANOPIUS GROUP LIMITED

REPAYS AND TERMINATES $70 MILLION BANK CREDIT FACILITY

PROVIDES GUIDANCE ON THIRD QUARTER 2013 RESULTS

HAMILTON, BERMUDA – December 17, 2013 — Tower Group International, Ltd. (NASDAQ:TWGP) (“Tower” or “the Company”) today announced that its wholly-owned subsidiary, Tower Group, Inc., closed on December 13, 2013 the sale to an investment fund managed by Bregal Capital LLP (“Bregal”) of all of the shares of the capital stock of Canopius Group Limited (“Canopius”) owned by Tower. The initial sales price for the Canopius shares is $69.7 million (£42.5 million), which has been paid in full to Tower.

As part of Tower’s agreement to sell its shares, if a legally binding contract for the sale or other transfer of shares representing a majority of the voting power of Canopius is entered into within six months after the date of Tower’s stock purchase agreement with Bregal, a further cash payment would be made by Bregal to Tower. This additional cash payment would be equivalent to the excess, if any, of (1) one-third of the difference between the amount in GBP paid for the shares previously owned by Tower in such sale and £40.6 million (plus Tower’s share of expenses of such sale), minus (2) £1.95 million. Tower purchased its 10.7% equity stake in Canopius in August 2012 for $71.5 million. Canopius is the privately-owned Guernsey (Channel Islands) domiciled parent company of the Canopius Group, an international insurance and reinsurance group with operations at Lloyd’s of London and in certain other countries around the world.

With proceeds from the sale, Tower Group, Inc., has paid in full the $70.0 million outstanding on its credit facility led by Bank of America, N.A., and the credit facility has been terminated. The sale of the Canopius shares permits Tower’s Board to continue its strategic evaluation of various alternatives without any current liquidity concerns arising from its former bank credit facility, while also permitting Tower to participate in any future transaction involving the sale of Canopius that occurs within the next six months.

Tower also stated that it anticipates strengthening of its loss reserves in the third quarter in an amount between $75 million and $105 million primarily in workers’ compensation, commercial multi-peril liability, other liability and commercial auto liability lines of business, and that it expects its U.S. combined statutory surplus, net of cessions to its Bermuda affiliate, to decrease from $374 million at June 30, 2013 to an amount between $315 million and $335 million at September 30, 2013. Tower further stated it is still in the process of preparing its statutory financial filings, but it anticipates filing its statutory financial statements for the third quarter by the end of 2013.

Michael H. Lee, President and Chief Executive Officer, said, “With the sale of our interest in Canopius, we were pleased with our ability to repay our $70 million debt and improve our financial flexibility. While we are disappointed in the additional reserve strengthening, we believe our statutory capital remains sufficient to meet all of our financial obligations. Furthermore, we continue to work diligently and believe we are making progress in addressing the issues that have recently affected the company.”

About Tower Group International, Ltd.

Tower Group International, Ltd. is a Bermuda-based global diversified insurance and reinsurance holding company and is listed on the NASDAQ Global Select Market under the symbol TWGP. Through our insurance and reinsurance subsidiaries in the U.S. and Bermuda, collectively referred to as Tower Group Companies, we deliver a broad range of commercial, personal and specialty insurance products and services in the U.S. and specialty reinsurance products globally through our distribution and underwriting partners.

For more information, visit Tower’s website at http://www.twrgrpintl.com.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” and “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings on Forms 10-K/A, 10-Q and 10-Q/A, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:

Bernie Kilkelly

Managing Vice President, Investor Relations

Tower Group International, Ltd.

212-655-8943

bkilkelly@twrgrp.com

Media:

Jamie Tully/David Millar

Sard Verbinnen

212-687-8080